Exhibit 99.2

Piedmont Natural Gas Announces Management Changes

Charlotte, N.C., June 7 – The Board of Directors of Piedmont Natural Gas (PNY: NYSE) today elected two officers to key financial positions at the Company.

Mr. Robert O. Pritchard, Treasurer at Piedmont has been promoted to Vice President, Treasurer and Chief Risk Officer effective July 1. In his expanded role, Mr. Pritchard will be responsible for the Company’s financing, risk insurance, procurement and credit activities. Mr. Pritchard has been with Piedmont for 28 years and has held a variety of positions in finance, corporate planning and regulatory affairs. Mr. Pritchard graduated cum laude from Mars Hill College and also earned an MBA from Wake Forest University. He currently serves as Chairman of The Boys & Girls Clubs of Greater Charlotte.

Mr. Pritchard will assume the duties of Mr. Ted C. Coble, Vice President and Chief Risk Officer. Mr. Coble began his career with Piedmont in 1969 and has held a variety of financial positions at the Company. He has made many significant contributions to Piedmont during his years of service, including the financing of the North Carolina Natural Gas acquisition

David J. Dzuricky, Senior Vice President and Chief Financial Officer for Piedmont said “We wish Ted the very best in his retirement and thank him for his excellent financial stewardship during his tenure at the Company. Looking forward, Rob is a talented and energetic financial professional and I am looking forward to working with him in his expanded role. He has made many important contributions to the Company and will strive to continually improve the financial health of Piedmont.”

Mr. Jose M. Simon, CPA, was also elected to the position of Vice President and Controller of Piedmont effective July 1, 2006. Mr. Simon comes to Piedmont from Virginia Natural Gas, Inc. where he currently serves as Director of Public Affairs. He has held a variety of positions at Virginia Natural Gas including serving as the Company’s Controller. He is an accounting graduate of Old Dominion University (magna cum laude) and is a licensed Certified Public Accountant. Jose serves in leadership positions on several non-profit boards in Southeastern Virginia.

Mr. Simon will replace Mr. Barry L. Guy who has elected to retire after 28 years with Piedmont. Mr. Guy has held a variety of accounting positions prior to being elected Vice President and Controller.

“Barry is an outstanding Controller and has helped Piedmont navigate the financial reporting landscape for 25 years. I am grateful for his contributions to Piedmont and wish him well as he enters retirement. As Jose enters his new position I know he will be a great addition to the Piedmont team,” said Dzuricky. “He is a self-starter and a proven leader. Jose will bring a multitude of knowledge and skills to his new position. I am excited about the prospect of having him on our team.”

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including
61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about
Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.
SOURCE Piedmont Natural Gas
CONTACT: Headen Thomas, 704-731-4438, or 704-651-7137, or
headen.thomas@piedmontng.com, or
David Trusty, 704-731-4391, or 704-507-6393, or
david.trusty@piedmontng.com